Exhibit 10.3

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

November 23, 2009

USF Holding Corp.

U.S. Foodservice, Inc.

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

Ladies and Gentlemen:

By letter agreement dated as of July 3,2007 (the “Original Consulting Agreement”), U.S. Foodservice, Inc. (the “Company”), a wholly owned subsidiary of U.S. Foodservice (“USF”) and an indirect, wholly owned subsidiary of USF Holding Corp. (“Parent”), retained Clayton, Dubilier & Rice, Inc. (“CD&R Inc.”). to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, the “Company Group”).

Concurrently with the execution and delivery of the Original Consulting Agreement, Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. and CDR USF Co-Investor No. 2, L.P. (collectively, the “Investors”), CD&R Inc., the Company and the Parent entered into an Indemnification Agreement, dated as of July 3,2007 (the “Original Indemnification Agreement”).

CD&R Inc. has reorganized and contributed and assigned to Clayton, Dubilier & Rice, LLC (“Manager”) all of CD&R Inc.’s right, title and interest in and to substantially all of CD&R Inc.’s assets and properties, with certain enumerated exceptions, and Manager has accepted such assets and properties and assumed all of the liabilities, obligations and commitments of CD&R Inc. related to such assets and properties.

The Company, Parent, the Investors, CD&R Inc., Manager and Clayton, Dubilier & Rice Holdings, L.P. are amending and restating the Original Indemnification Agreement, as of the date hereof (as the same may be further amended from time to time, the “Amended and Restated Indemnification Agreement”) to take account of Manager as the successor to the investment management business of CD&R Inc.

This letter agreement serves to amend and restate the Original Consulting Agreement and confirms the retention by the Company of Manager to provide management, consulting and financial services to the Company Group, as follows:

1. The Company has retained us, and we hereby agree to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting and financial services of the type customarily performed by us (the “Consulting Services”). As compensation for the Consulting Services, the Company agrees to pay us an annual fee (the “Advisory Fee”) equal to our Pro Rata Share (as defined below) of an amount equal to ten million dollars ($10,000,000), payable in quarterly installments in advance on the first day of each January, April, July and October (each, a “Consulting Services Payment Date”), beginning on the first Consulting Services Payment Date following the date hereof. For purposes of this letter, the term “Pro Rata Share” shall mean a fraction, the numerator of which is the aggregate number of shares of common stock, par value $0.01 per share, of Parent (the “Common Stock”) held by affiliates of Manager and the denominator of which is the total number of outstanding shares of Common Stock held by affiliates of both Manager and KKR (as defined below) outstanding at the time of payment of the Advisory Fee.

2. In consideration for CD&R Inc.’s structuring services rendered in connection with the acquisition of the outstanding shares of USF (the “USF Transaction”) by Restore Acquisition Corp. (“Restore”) pursuant to the Stock Purchase Agreement, dated May 2, 2007, by and between Restore, Ahold U.S.A., Inc. and Koninklijke Ahold N.V. (the “Purchase Agreement”), which services included, but were not limited to, the preparation, negotiation, execution and delivery of the Purchase Agreement and related financing documents, financial advisory services and capital structure review (the “Initial Services”), the Company paid to CD&R Inc. upon the Closing (as defined in the Purchase Agreement) a one-time transaction fee in a total amount equal to forty million dollars ($40,000,000).

3. The Company shall, with respect to each transaction proposed during the term of this agreement, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or equity interests or any other similar transaction that is consummated (each, a “Transaction”) directly or indirectly involving the members of the Company Group, pay to Manager a fee (a “Transaction Fee”) equal to 0.5% of the Transaction Value, or such lesser amount as Manager and the Company may agree. The Company, on behalf of the members of the Company Group, may agree to pay a Transaction Fee in excess of 0.5% of the Transaction Value of a Transaction, subject to the consent of the Required Directors (as defined in the Stockholders Agreement (as defined below)). As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this paragraph 3), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction. For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually and reasonably agreed between Manager and the Company, on behalf of the members of the Company Group, on the day prior to consummation of such Transaction. For the avoidance of doubt, no Transaction Fee shall be payable to Manager in respect of CD&R Inc.’s performance of the Initial Services.

4. In addition to any fees that may be payable to us under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 6), reimburse us and our affiliates and our respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and the Initial Services, including travel expenses and expenses of any legal, accounting or other professional advisors to us or our affiliates. Manager may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within thirty days. Nothing in this paragraph 4 shall limit any obligations of Parent to reimburse any costs and expenses to Manager, its subsidiaries or affiliates under the Stockholders Agreement, dated as of July 3, 2007, among Parent, certain affiliates of Manager and the other stockholders of Parent party thereto (as the same may be amended from time to time, the “Stockholders Agreement”).

5. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, Manager with such information (the “Information”) as Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (a) Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and the services contemplated by paragraph 3 and (b) Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

6. Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under paragraphs 1, 3 and 4 shall be borne jointly and severally by each member of the Company Group.

7. Manager acknowledges that, concurrently with the execution of the Original Consulting Agreement, the Company entered into a substantially similar consulting agreement with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) pursuant to which KKR is to provide consulting and transaction services to the Company Group of the same type as those to be provided by Manager hereunder and upon substantially the same terms. The Manager will coordinate with KKR in connection with its provision of such services to the Company Group, provided however that, the Manager shall not be liable to any member of the Company Group as a result of any such services provided by KKR.

8. Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by Manager hereunder are being provided subject to the terms of the Amended and Restated Indemnification Agreement.

9. Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

10. We shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

11. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to Parent:	USF Holding Corp.
c/o U.S. Foodservice, Inc.
9399 W. Higgins Road
Suite 500
Rosemont, IL 60018
Attention: Juliette Pryor
Facsimile: (480) 293-2705

If to the Company:	U.S. Foodservice, Inc.
9399 W. Higgins Road
Suite 500
Rosemont, IL 60018
Attention: Juliette Pryor
Facsimile: (480) 293-2705

with a copy to:	Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: Michael Calbert
Facsimile: (650) 233-6548

with a copy to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
Attention: Marni Lerner, Esq.
Facsimile: (212) 455-2502

with a copy to:	Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152
Attention: Richard J. Schnall
Facsimile: (212) 407-5252

with a copy to:	Debevoise & Plimpton, LLP
(which shall not	919 Third Avenue
constitute notice)	New York, New York 10022
Attention: Franci Blassberg, Esq.
Facsimile: (212) 909-6836

If to Manager:	Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152
Attention: Richard J. Schnall
Facsimile: (212) 407-5252

with a copy to:	Debevoise & Plimpton, LLP
(which shall not	919 Third Avenue
constitute notice)	New York, New York 10022
Attention: Franci Blassberg, Esq.
Facsimile: (212) 909-6836

or to such other address as any of the above shall have designated in writing to the others above. All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

13. This agreement shall continue in effect from year to year unless amended or terminated by mutual consent. In addition, in connection with the consummation of a Change in Control (as defined below) or a Qualified IPO (as defined below), the Company may terminate this agreement by delivery of a written notice of termination to Manager. In the event of such a termination by the Company of this agreement, the Company shall pay in cash to Manager (i) all unpaid Advisory Fees, all unpaid fees payable pursuant to paragraph 3 of this agreement and all expenses due under this agreement with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the date of the Original Consulting Agreement, or, if terminated following the twelfth anniversary of the date of the Original Consulting Agreement, through the first anniversary of the date of the Original Consulting Agreement occurring after the termination date.

“Change in Control” means the first to occur of the following events after the closing date of the USF Transaction: (i) the sale of all or substantially all of the assets of Parent to any person (or group of persons acting in concert), other than to (x) the

Sponsors (as defined below) or their respective affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by Parent or its affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by Parent (any person described in the foregoing clauses (x) and (y), an “Affiliated Person”) or (ii) a sale by Parent, any of the Sponsors or any of their respective affiliates, to a person (or group of persons acting in concert) of Common Stock, or a merger, consolidation or similar transaction involving Parent, in any case, that results in more than 50% of the Common Stock of Parent (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include an Affiliated Person; in any event, which results in the Sponsors and their respective affiliate or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the board of directors of Parent.

“Qualified IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $400,000,000.

“Sponsors” means the CD&R Investors and the KKR Investors (each as defined in the Stockholders Agreement).

14. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

15. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

16. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

17. It is expressly understood that the foregoing paragraphs 2-9,11 and 15-19, in their entirety, survive any termination of this agreement.

18. Except in cases of gross negligence or willful misconduct, Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder. Each of Parent and the Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future officer, agent, affiliate or employee of Manager (or any of their successors’ or permitted assignees’), against any former, current or future general or limited partner, member or stockholder of Manager (or any of its successors’ or permitted assignees’) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

19. This letter agreement, the Stockholders Agreement and the Amended and Restated Indemnification Agreement contain the complete and entire understanding and agreement between Manager and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that Manager makes no representations or warranties in connection with this letter agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

20. This letter agreement shall be binding upon and inure to the benefit of the parties to this agreement and their respective successors and assigns; provided, that (i) neither this agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto and (ii) any assignment by Manager of its rights but not the obligations under this agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company. This agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this agreement and their respective successors and assigns.

21. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

AGREED TO AND ACCEPTED BY: USF HOLDING CORP.

By:	/s/ Juliette W. Pryor
Name:	Juliette W. Pryor
Title:	Executive Vice President General Counsel & Chief Ethics Officer

U.S. FOODSERV1CE, INC.

By:	/s/ Juliette W. Pryor
Name:	Juliette W. Pryor
Title:	Executive Vice President General Counsel & Chief Ethics Officer